SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2017

ALERIS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-185443	27-1539594
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25825 Science Park Drive, Suite 400, Cleveland, Ohio 44122

(Address of Principal Executive Offices, including Zip Code)

(216) 910-3400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 9, 2017, Aleris International, Inc. (the “Company”), the direct wholly owned subsidiary of Aleris Corporation, issued a press release announcing that it priced its private offering of an additional $250 million aggregate principal amount of 9.500% senior secured notes due 2021 (the “Notes”) at a price equal to 107.000%, plus interest deemed to have accrued from October 1, 2016. This is an increase of $50 million from the offering size previously announced. The Notes will be issued under the same indenture as the 9.500% senior secured notes due 2021 (the “Initial Notes”) issued by the Company on April 4, 2016. The Notes together with the Initial Notes will be treated as a single series of debt securities for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The offering is expected to close on February 14, 2017, subject to customary closing conditions. The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include working capital and/or capital expenditures. A copy of the press release announcing the Company’s pricing of the Notes is set forth as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated February 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ALERIS CORPORATION

Date: February 9, 2017	By:	/s/ Eric M. Rychel
	Name:	Eric M. Rychel
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated February 9, 2017.